Exhibit 10.1

     TERM SHEET FOR ANP TECHNOLOGIES, INC. ACQUISITION

February 24, 2021

A.Transaction:

Sorrento Therapeutics, Inc. (“Sorrento”) will acquire 100% of the issued and outstanding equity of ANP Technologies, Inc. (“ANP”) and all of its subsidiaries by means of a reverse triangular merger in which a newly-formed subsidiary of Sorrento will merge with and into ANP (the “Transaction”). In order to consummate the Transaction, ANP and Sorrento will enter into definitive legal documentation (the “Transaction Documents”), including without limitation, a definitive merger agreement (the “Definitive Agreement”), incorporating the terms herein and such other terms reasonably acceptable to each of the Parties.

B.Parties:	The parties (“Parties”) to the Transaction are as follows: •Sorrento (including its newly-formed subsidiary) •ANP
C.Merger Consideration:

The aggregate consideration payable by Sorrento upon completion of the Transaction is $100,000,000 (the “Base Purchase Price”) ($10,000,000 in upfront cash and $90,000,000 in stock), subject to adjustment (pro rata across the cash and stock consideration) for company cash, net working capital, indebtedness and transaction expenses of ANP (the “Merger Consideration”); provided, however, that if the Closing VWAP (as defined below) is equal to or greater than 100% of the closing price of Sorrento common stock on The NASDAQ Stock Market LLC as of the execution date of this Term Sheet then ANP shall have the option to require Sorrento to pay up to an additional $40,000,000 of the aggregate Merger Consideration in cash and that portion of the Merger Consideration that was otherwise payable in shares of Sorrento common stock shall be reduced by the corresponding amount that ANP so elects to have paid in cash and in no event shall the Base Purchase Price exceed $100,000,000.

The Merger Consideration shall be paid by Sorrento in a $10,000,000 upfront cash payment (subject to the proviso in the preceding paragraph) and shares of Sorrento common stock (the “Purchase Shares”), with the number of shares to be issued in respect thereof to be determined based on the volume weighted average price of the shares of Sorrento common stock traded on The NASDAQ Stock Market LLC for seven consecutive trading days’ beginning three trading days preceding the execution date of the Definitive Agreement and ending three trading days following such execution date (the “Closing VWAP”); provided, however, that for purposes of rules of The Nasdaq Stock Market LLC, the total number of shares of Sorrento stock issuable as Merger Consideration shall not exceed 19.99% of the outstanding shares of Sorrento as of immediately prior to the closing of the Transaction. The parties may determine to allocate the Purchase Shares to ANP’s equityholders on other than a pro rata basis pending the availability of applicable securities law exemptions for the issuance of such shares.

Sorrento shall register all the Purchase Shares on a resale registration statement with the SEC upon completion of closing and such registration statement shall be filed no later than 60 days after the closing of the Transaction.

Sorrento will not assume any options, warrants or other rights to acquire the capital stock of ANP and no options, warrants or other rights to acquire Sorrento capital stock will be issued in consideration therefor. All such options, warrants and other rights shall be canceled and converted into the right to receive a portion of the Merger Consideration, less the exercise price thereof (if applicable).

The Parties intend to structure the Transaction as a reverse triangular merger in which a newly-formed subsidiary of Sorrento will merge with and into ANP. All Parties intend to treat the transaction as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and  368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing, if mutually agreed by the Parties, the Parties may consider structuring the Transaction in a different manner.

Twenty percent (20%) of the Purchase Shares will be held in escrow and such escrowed Purchase Shares (the “Escrowed Shares”) will be placed in the name of the existing stockholders of ANP (collectively, the “Existing Stockholders”) (or designated representative thereof) with an independent escrow agent that is reasonably satisfactory to Sorrento and ANP.

The Escrowed Shares will be released twelve (12) months after the Closing Date, less the amount represented by that portion of the Escrowed Shares having a value equal to the amount of any pending claims, settlements or awards arising out of a breach of ANP’s representations and warranties or covenants set forth in the Transaction Documents, as described in the section titled “Indemnification” below.

D.Due Diligence:

Subject to the Confidentiality Agreement (as defined below), ANP shall provide to Sorrento and its accountants, attorneys, partners, consultants and all other representatives and agents of Sorrento access, as reasonably necessary for Sorrento, to agreed-upon management, consultants, accountants, advisors and other representatives of ANP and to all properties, operating and financial data, records, agreements and other information relating to ANP and to the Transaction, to the extent reasonably requested by Sorrento.

E.Confidentiality:

This document and its terms and all related discussions and correspondence between the Parties (including any past discussions and correspondence) are confidential and subject to the terms of that certain Confidentiality Agreement by and between ANP and Sorrento dated January 1, 2021 (the “Confidentiality Agreement”).

In addition, neither Party shall disclose the existence of this document or its terms or any related discussions and correspondence between the Parties without the prior written consent of the other Party and no public disclosure of such terms or discussions will be permitted without the prior written consent of the other Party, in each case except as required by applicable law or the rules of the stock exchange upon which it is traded. This offer should be discussed only by and between the senior officers, members of the board of directors or managers of ANP and Sorrento and professional advisors and ANP’s stockholders and others as deemed necessary to accomplish the objectives of this Term Sheet. All such individuals shall be subject to obligations of confidentiality, to the extent not covered pursuant to the terms of the Confidentiality Agreement.

F.Indemnification:

Subject to the terms and conditions of the Definitive Agreement, the Existing Stockholders will agree to pay and/or reimburse Sorrento and its affiliates for any claims and/or liabilities (including, but not limited to, reasonable attorneys’ fees and the costs and expenses of defending any claims) arising out of, relating to or based upon allegations pertaining to:

(i)any inaccuracy or breach of any representation or warranty of ANP contained in the definitive Transaction Documents;

(ii)any breach of any covenant by ANP contained in the Transaction Documents;

(iii)any liability or cost arising out of any event prior to the Closing Date in respect of the manner in which ANP compensates any employees and other persons who work or have worked for ANP; and

(iv)any taxes, past or present (including interest, penalties, etc.) imposed on the income, business, property or operations of ANP for the period up to and including the Closing Date.

Any such right of Sorrento to indemnification shall be on customary terms relating to cap and indemnity baskets and other matters as the Parties may mutually agree to in the Transaction Documents.

G.Covenants:	The Transaction Documents will contain customary pre-closing and post-closing covenants of the Parties.

H.Closing Conditions:

The obligation of Sorrento to complete the Transaction contemplated herein will be subject, among other things, to the satisfaction of the following conditions:

(i)completion of legal, accounting, regulatory, tax, financial, technical, commercial and environmental due diligence, in Sorrento’s reasonable satisfaction and discretion;

(ii)negotiation, execution and delivery of a satisfactory and mutually acceptable Definitive Agreement and related Transaction Documents;

(iii)absence of any material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of ANP or any of its subsidiaries;

(iv)receipt of all necessary governmental, board of directors, investment committee, Existing Stockholder and third-party approvals, waivers and consents (including any governmental consents or clearances);

(v)absence of any action or proceeding against ANP that may affect the Transaction or the value of Sorrento’s investment;

(vi)true and correct representations and warranties by ANP in Sorrento’s reasonable satisfaction as of the Closing Date; and

(vii)as of the Closing Date, no indebtedness outstanding in any form save for normal trade creditors and apportionments that may be agreed to between the parties in the Transaction Documents.

I.Representations & Warranties:

ANP shall represent and warrant, and the Existing Stockholders, jointly and severally, shall represent and warrant, among other things, that:

(i)ANP and its subsidiaries (if applicable) are business entities in good standing;

(ii)ANP and its Existing Stockholders have the requisite power and authority to execute the Transaction;

(iii)The Transaction and the assets of ANP, as of the Closing Date, will not infringe any third party’s contractual or  intellectual property rights;

(iv)As of the Closing Date, there are no undisclosed liabilities that are required to be reflected on a balance sheet of ANP under generally accepted accounting principles;

(v)There have been no material changes with respect to ANP and its subsidiaries, if any, and their assets, taken as a whole since its last audited accounts;

(vi)The assets of ANP and its subsidiaries, if any, arc transferred with good and valid title, free of any liens or any other encumbrances, except as may be permitted by Sorrento under the Definitive Agreement;

(vii)As of the Closing Date, all intellectual property owned, licensed or controlled by ANP and its subsidiaries, if any, are valid, and there has been no challenge to such intellectual property;

(viii)There has been no commenced or threatened litigation or claim against ANP or any of its subsidiaries, if any, except as disclosed or as is not likely to have a material adverse effect;

(ix)Prior to the Closing Date, ANP and its subsidiaries, if any, have been and will be in compliance with all applicable laws and regulations; and

(x)Prior to the Closing Date, ANP and its subsidiaries, if any, have and will procure and maintain all licenses and approvals necessary to conduct its business.

In addition to the foregoing, the Transaction Documents will contain representations and warranties of Sorrento and other representations and warranties of ANP that are customary for transactions of this size and nature including any mutually agreed upon disclosure letters, if any, between the Parties.

J.Standstill Period:

For the period commencing on the date on which the Parties have executed this Term Sheet (the “Effective Date”) and ending at 5:00 p.m. San Diego, California local time on the date that is 45 days from the Effective Date (the “Standstill Period”), ANP will not, and will cause its directors, officers, managers, employees and professional advisors not to, directly or indirectly, solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person or entity other than Sorrento and its representatives with respect to any sale or other disposition of any equity securities of ANP, or any merger, consolidation, business combination or similar transaction, any sale, license, lease or other disposition of all or substantially all of the assets of ANP (a “Competing Proposal”), or enter into any agreement with any such other person or entity concerning such a transaction. ANP further covenants and agrees to terminate any such discussions or negotiations in respect of a Competing Proposal in progress as of the Effective Date. If ANP (including any of its directors, officers, managers, employees or professional advisors) receives an offer or expression of interest to make an offer for a Competing Proposal from a third party, such Party will promptly (but in any event within 24 hours) notify Sorrento in writing of the terms and conditions of such offer and the identity of the person or entity making such offer.

K.Non-Compete

Ray Yin will agree not to, directly or indirectly, enter into, assist, work, consult with or own any interest in any business which directly competes with the products or the business of ANP as conducted on the Closing Date, for a period of two (2) years following the Closing Date without the written consent of Sorrento. Nothing shall prohibit him from being employed by Sorrento or its affiliates or from being a passive owner of less than 2% of the outstanding stock or any class of securities of a corporation or other entity that is publicly-traded.

L.Expenses:

Except as expressly set forth herein, each Party will bear its own costs and expenses related to pursuing or consummating the Transaction contemplated hereby; provided, however, that any fees and expenses incurred by the Parties in submitting any regulatory filings shall be borne one-half by Sorrento and one-half by ANP, with such fees and expenses that are to be borne by ANP to be deducted from the cash portion of the Merger Consideration.

M.Governing Law; Entire Agreement:

This Term Sheet shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Term Sheet may be brought against any Party in the federal and state courts of the State of Delaware and each Party consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

This Term Sheet supersedes all prior discussions and writings and constitutes, with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof. No waiver or modification of this Term Sheet will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver. In addition, this Term Sheet may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

N.Intentions of the Parties:

The Parties acknowledge and agree that this Term Sheet shall be binding on both Parties. The Parties further acknowledge and agree that this Term Sheet does not contain all matters upon which agreement must be reached for the Transaction to be consummated. The Parties shall negotiate in good faith the Transaction Documents to consummate such a transaction as promptly as possible. Notwithstanding any of the foregoing, Sorrento’s obligations to consummate the transaction are conditioned on the approval of the board of directors of Sorrento.

O.Execution and Delivery of Term Sheet and Transaction Documents; Closing:

Sorrento shall endeavor to prepare draft Transaction Documents, including an initial draft of the Definitive Agreement, for review by and negotiation with, ANP and its principals. The Parties shall diligently and in good faith negotiate, and endeavor to execute and deliver, the Definitive Agreement as promptly as practicable following the execution of this Term Sheet. The closing of the Transaction (the “Closing Date”) will occur as soon as is reasonably possible and feasible following the execution of the Definitive Agreement and after all third-party consents and approvals and similar documents are finalized and the other closing conditions have been satisfied or waived.

P.Termination:

This Term Sheet may be terminated by: (1) Either party if such party is not satisfied, in its reasonable discretion, with the results of its due diligence investigation related to the Transaction; (2) either Party if the Definitive Agreement has not been executed and delivered by all of the Parties thereto on or prior to the end of the Standstill Period, provided the Parties negotiated in good faith and without any undue delay and on terms consistent with the terms set forth herein; or (3) by mutual written agreement of the Parties.

Termination of this Term Sheet shall not affect any rights or binding obligations that have accrued or arisen hereunder prior to such termination, and such rights and binding obligations shall survive the termination of this Term Sheet.

(Signature Page Follows)

Accepted and Agreed as of the date first set forth above:

ANP TECHNOLOGIES, INC.	SORRENTO THERAPEUTICS, INC.

/s/ Ray Yin____________________	/s/ Henry Ji____________________
By: Ray Yin	By: Henry Ji
Title: President & CEO	Title: President & CEO

Date: February 24, 2021	Date: February 24, 2021